CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE
     This Confidential Settlement Agreement and Mutual General Release is made and entered into on this 13th day of June 2007 (the “Effective Date”), by and between James A. McDonald, on behalf of himself, his heirs, executors, administrators, successors and/or assigns (hereinafter collectively referred to as “MCDONALD”), and Bally Total Fitness Holding Corporation, on behalf of itself, its subsidiaries, affiliates, predecessors, insurers, attorneys, successors, assigns, and their directors, officers, employees, and agents (hereinafter collectively referred to as the “COMPANY” or “BALLY”).
     WHEREAS, MCDONALD has been employed by the COMPANY under the title of Senior Vice President and Chief Marketing Officer of BALLY since May 2, 2005; and
     WHEREAS, MCDONALD and the COMPANY entered into an Employment Agreement dated May 2, 2005 (the “Employment Agreement”) (attached hereto as Exhibit A); and
     WHEREAS, the COMPANY seeks to terminate MCDONALD’s employment, and the COMPANY and MCDONALD have agreed that MCDONALD’S employment with the COMPANY shall terminate on June 29, 2007 (the “Termination Date”);
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:
Employment Status
     1. MCDONALD shall cease to be required to work from the COMPANY’s offices on the date hereof, but, through the Termination Date, shall remain (i) an employee of the COMPANY and available for telephone calls, meetings and all transitional issues and (ii) compensated on the COMPANY’s regular payroll.

Payments and Benefits to MCDONALD
     2. The COMPANY shall pay MCDONALD two payments equal to $262,500 each, in severance, less required deductions for state and federal withholding. The first payment shall be paid on the date hereof and the second payment shall be paid on the Termination Date provided this Agreement is not revoked in accordance with the provisions of Paragraph 31 below.
     3. Upon execution of this Agreement, MCDONALD shall immediately vest in 55,000 shares of restricted stock previously granted to him on November 29, 2005. Notwithstanding any provision to the contrary in any other agreement governing such shares of restricted stock, MCDONALD may only sell shares of the restricted stock which have become vested with the permission of Marc Bassewitz, the COMPANY’s Senior Vice President, Secretary and General Counsel, which permission shall not be unreasonably withheld.
     4. The COMPANY shall provide a monthly payment, on the first payroll date of each month but not beginning until the first payroll date next following the expiration of the revocation period of the release (as described in Paragraph 31 below), equal to the premium cost that the COMPANY would incur during that month to maintain medical coverage for MCDONALD and his eligible dependents, on substantially the same terms as the coverage that existed immediately prior to MCDONALD’s Termination Date, as the same may be changed from time to time for employees generally, for a period of 18 months or until the date on which MCDONALD is eligible for coverage under a plan maintained by a new employer (including self-employment but excluding where MCDONALD would be required to pay for or bear the full cost of the coverage), whichever is sooner, less the amount that MCDONALD would be required to contribute for medical coverage, if any, if MCDONALD were an active employee of the COMPANY. MCDONALD shall notify the COMPANY within five (5) business days of the date MCDONALD is eligible to receive benefits under the medical plan of a new employer (including self-employment). The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the foregoing eighteen-month period.
     5. On each date on which a payment is made under Paragraph 4 above, the COMPANY will pay MCDONALD an additional tax gross-up amount equal to the federal, state and local income and payroll taxes that MCDONALD incurs on the amount paid under Paragraph 4 and on the amount paid under this Paragraph 5, on that date. This gross up payment will be made with respect to each payment under Paragraph 4, and will cease when payments under Paragraph 4 cease.
     6. The COMPANY shall reimburse MCDONALD for the cost to store his household goods currently in storage for a period not to exceed six (6) months following the Termination Date. In addition, Bally shall reimburse MCDONALD for the cost of having such household goods moved to a new location. Reimbursement payments shall be made to MCDONALD within two (2) weeks of the receipt of written documentation supporting the charge.
     7. All reimbursements and in kind benefits, if any, provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other fiscal year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the fiscal year following the year in which the expense is incurred, and (iii) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
     8. The COMPANY shall provide life insurance coverage to MCDONALD to the same extent and under the same terms as provided in Section 4(i) of the Employment Agreement for a period of eighteen (18) months following the Termination Date.
     9. Contemporaneous with the execution hereof, the COMPANY shall pay MCDONALD the sum of $9,000.00 for his attorneys’ fees incurred in connection with the review, negotiation and preparation of this Agreement.
Release to the COMPANY
     10. In exchange for the consideration provided pursuant to this Agreement, and expressly excluding their obligations under this Agreement, MCDONALD and the COMPANY each hereby release the other from any and all claims or causes of action arising out of or relating in any way to MCDONALD’S employment with the COMPANY and/or the termination of that employment. The claims released include, but are not limited to: (a) the Illinois Revised Statutes, the Illinois Human Rights Act, Illinois Public Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Sarbanes-Oxley Act of 2002, and the Family and Medical Leave Act; (b) all claims arising under the United States or Illinois Constitutions, or any Executive Order, or derived from or based upon any federal or state regulations; (c) all common law claims including claims for wrongful discharge, violation of public policy, breach of an express or implied contract, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, conspiracy, tortuous interference with contract or prospective economic advantage, promissory estoppel, equitable estoppel, fraud, misrepresentations, detrimental reliance, retaliation, and negligence; (d) all claims for any compensation including back wages, front pay, bonuses or awards, commissions, fringe benefits, car allowance, car expenses, disability benefits, severance benefits, reinstatements, retroactive seniority, pension benefits, profit-sharing, contributions to 401(k) plans, or any other form of economic loss; (e) all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, interest, liquidated damages, and punitive damages; and (f) all claims for costs and attorneys’ fees.
     Notwithstanding the foregoing, nothing in this Paragraph 8 is intended, nor shall be construed, to release any future claims arising after the date of execution of this Agreement or to limit any existing right or vested benefits which MCDONALD may possess in accordance with the terms of any of the COMPANY’s welfare benefit plans or pension plans in which MCDONALD is a participant.
     MCDONALD further represents that he will not provide information concerning the COMPANY or his employment at the COMPANY to any person involved in any threatened or actual claims against the COMPANY except pursuant to a lawful subpoena. Further, except concerning any Securities and Exchange Commission or Department of Justice proceeding, MCDONALD will not testify in any proceedings or participate in any manner in proceedings against the COMPANY absent a lawful subpoena and will not testify concerning the terms of this Agreement, including the negotiations leading up to this Agreement, absent a lawful subpoena or a court order compelling such testimony, or permission from the Company (which shall not be unreasonably withheld). MCDONALD further agrees to notify the COMPANY, through Bally’s Senior Vice President, Secretary and General Counsel, that he is served with any subpoena relating to his employment at the COMPANY.
Restrictive Covenants
     11. MCDONALD reaffirms that the restrictive covenants contained in Section 5 of the Employment Agreement are incorporated in this Agreement and shall continue to apply to MCDONALD after the Termination Date in accordance with the terms of the Employment Agreement.
No Other Charges or Complaints
     12. The COMPANY represents that as of the Effective Date it has no knowledge of any grounds on which to file any complaint, charge or lawsuit against MCDONALD with any government agency or any court, and that it has not filed any complaint, charge or lawsuit against MCDONALD with any government agency or any court. The COMPANY further represents that it will not do so at any time hereafter in connection with any known claims based on any event preceding the execution of this Agreement, including any claim related to MCDONALD’s employment, termination or association with the COMPANY.
Indemnification
     13. The Company agrees to indemnify MCDONALD to the same extent as MCDONALD is currently eligible to be indemnified under the bylaws and charter of the COMPANY, as in effect on the date hereof and without regard to any subsequent changes. Copies of the relevant provisions of the by-laws and charter of the COMPANY as in effect on the date hereof are attached hereto as Exhibit A.

Non-Disparagement
     14. MCDONALD agrees not to make any statements to, or engage in any conduct in the presence of: (i) any media (broadcast, print or internet); (ii) any current or former employees of the COMPANY; or (iii) any current, former or prospective COMPANY customer, business associate, vendor, consultant, financial institution, accountant, investor, shareholder, bondholder, investment banker or any other person or entity, if such statement or conduct may reasonably be expected to have the effect of disparaging the COMPANY or its current or former directors, officers or employees. Notwithstanding the foregoing, nothing in this Paragraph shall prohibit MCDONALD from making truthful statements when required by subpoena or order of a court or other governmental body having jurisdiction.
     15. The COMPANY further agrees that no officer or director shall make any statement or engage in any conduct in the presence of any third party, if such conduct may reasonably be expected to have the effect of disparaging MCDONALD. Notwithstanding the foregoing, nothing in this Paragraph shall prohibit the COMPANY from making any truthful statements when required by order of a court or other governmental body having jurisdiction.
Non-Admission of Liability
     16. This Settlement Agreement and General Release shall not constitute and shall not be considered an admission or acknowledgment of any wrongdoing or liability by MCDONALD and/or the COMPANY, the same being expressly denied.
Non Disclosure
     17. Unless the COMPANY publicly discloses the terms of this Agreement, MCDONALD agrees that the existence, terms and content of this General Release and Settlement Agreement shall be and remain confidential and shall not be disclosed to any other person, corporation or organization, except: (i) members of MCDONALD’s immediate family, and MCDONALD’s accountant(s), financial advisor(s) and attorney(s) (all of whom shall be directed to refrain from disclosing the existence, terms and content of this Agreement); (ii) the Internal Revenue Service and/or applicable state agency, and any applicable courts or administrative agencies as necessary in connection with tax returns, tax audits or other requests for information from such agencies; or (iii) as required by law or the rules and regulations of the Securities and Exchange Commission in connection with that agency’s inquiries into actions by the COMPANY or MCDONALD other than as permitted by this Paragraph 17. MCDONALD shall be liable for any breach to the extent of any damages proven and/or sustained by BALLY, and BALLY further shall be entitled to injunctive relief based on any breach of this provision, it being understood and agreed that the COMPANY may seek to proceed to expedited arbitration based on an alleged breach of this provision.
No Other Consideration
     18. MCDONALD and the COMPANY agree that the only consideration they have received for executing this Agreement is the consideration set forth herein; that no promise, inducement, threat, agreement or understanding of any kind or description has been made with them or to them or their attorneys to cause them to enter into this Agreement other than as expressly set forth herein; and that they neither are entitled to nor will seek any further or additional consideration.
Breach and/or Enforcement of Agreement
     19. Any disputes relating to enforcement and/or breach of this Agreement shall be resolved through binding arbitration held in Chicago, Illinois, in accordance with the rules of the

American Arbitration Association and the prevailing party shall be entitled to costs and reasonable attorneys’ fees based on the action.
Cooperation
     20. MCDONALD will assist and cooperate with the COMPANY in connection with the defense or prosecution of any claims made against or by the COMPANY or in connection with any ongoing or future investigation or dispute or claim of any kind involving the COMPANY, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent that the COMPANY believes that MCDONALD’S testimony is relevant to the proceeding. MCDONALD will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Paragraph. In seeking MCDONALD’S cooperation and assistance, the COMPANY will reasonably accommodate his other personal and business obligations and responsibilities. In addition, subject to the COMPANY’S prior authorization not to be unreasonably withheld, the COMPANY will reimburse MCDONALD for reasonable out-of-pocket expenses he incurs while fulfilling his responsibilities under this Paragraph 20, including any costs associated with legal representation.
Voluntary Agreement
     21. The parties have carefully read and fully understand all the provisions of this Agreement. The parties are voluntarily executing this Agreement. The parties acknowledge that they have had the opportunity to obtain the advice of counsel, that they have done so to the extent desired, and that they have had sufficient time to consider the Agreement and its ramifications without coercion or intimidation before executing it.

Entire Agreement
     22. This Agreement contains the entire understanding of the parties and shall supersede all other oral or written agreements or understandings between the parties, including but not limited to, the Employment Agreement, with the exception of Section 5 of the Employment Agreement, the terms of which are incorporated herein. This Agreement shall not be modified, altered or changed except upon the express written consent of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respect heirs, legatees, representatives, successors, and assigns. No party may assign this Agreement or any of the rights or obligations hereunder, in whole or in part, without the written consent of the parties.
Non-Assignment
     23. Each of the parties to this Agreement warrants that such party has not assigned, conveyed or transferred any claim, right or cause of action of any kind that the party has or may have in connection with, relating to or arising out of any fact, allegation or matter which was or could have been raised or settled in this Agreement.
Construction
     24. Each party to this Agreement has cooperated in the preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.
Effectuation
     25. Each of the parties to this Agreement agrees to execute any and all additional documents necessary to effectuate the intent and purpose of this Agreement.

Binding Agreement
     26. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and the heirs, executors, conservators, attorneys, administrators, successors and assigns of each of such parties. Each of the parties to this Agreement represents and warrants that the party’s own execution and performance of this Agreement does not violate any agreement, court order or other covenant or restriction binding upon that party.
Choice of Law
     27. This Agreement shall be interpreted in accordance with the laws of the State of Illinois.
Severability
     28. If any provision of this agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement. Notwithstanding the foregoing, MCDONALD agrees that he shall not at any time attempt to challenge the enforceability of the release, as set forth in Paragraph 10 of this Agreement, or any other portion of this Agreement. The waiver by any party of a breach or violation of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent or continuing breach thereof.
Reinstatement of Employment Agreement
     29. In the event that (a) MCDONALD is required to return any payment or benefit received hereunder to or for the benefit of the COMPANY pursuant to any judgment or settlement in any proceeding in which the COMPANY is a debtor under Title 11 of the United States Code (“Bankruptcy Proceedings”), or (b) this Agreement is rejected in any Bankruptcy

Proceedings, then, at MCDONALD’S option, the Employment Agreement shall be reinstated and MCDONALD shall be entitled to all benefits and to assert all claims that would otherwise exist under that Agreement.
Compliance with Section 409A
     30. It is intended that any amounts payable under this Agreement will be exempt from section 409A of the Code and treasury regulations relating thereto, under the short-term deferral exception and the separation pay exception.
Compliance With Older Workers’ Benefit Protection Act
     31. MCDONALD shall have twenty-one (21) days in which to review this Agreement and have it reviewed by an attorney, it being understood that, at his option, MCDONALD shall have the right to execute the Agreement prior to that date. It is also understood and agreed that MCDONALD shall be bound by the Agreement if not revoked within seven (7) days after execution of the Agreement. MCDONALD understands and agrees that, by this Agreement, neither MCDONALD nor the COMPANY is waiving any rights that may arise after entering into this Agreement. MCDONALD also has been advised of his right to consult with legal counsel prior to executing a copy of this Agreement. In the event MCDONALD revokes this Agreement, he agrees to repay the Company any amounts advanced under Paragraphs 2, 4, 5, and 6 above and to forfeit the shares otherwise vested under Paragraph 3 above.
     MCDONALD AND THE COMPANY REPRESENT THAT THEY HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE HAD SUFFICIENT OPPORTUNITY TO REVIEW AND DISCUSS THIS AGREEMENT WITH AN ATTORNEY; THAT THEY HAVE BEEN GIVEN A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER THE AGREEMENT

BEFORE SIGNING IT; AND THAT THEY ARE VOLUNTARILY SIGNING THE AGREEMENT WITHOUT ANY DURESS OR COERCION.
     IN WITNESS WHEREOF, the parties have executed this Confidential Settlement Agreement and General Release on the date shown below.

/s/ James A. McDonald	Date: 6/14/07
JAMES A. MCDONALD

BALLY TOTAL FITNESS HOLDING CORPORATION

/s/ Harold Morgan	Date: 6/14/07
By: Harold Morgan, Sr. VP, CAO